 Exhibit 10.1

MANAGEMENT TRANSITION AGREEMENT

This Management Transition Agreement, dated October 28, 2024 ("Effective Date"), ("Agreement") is made by Capstone Companies, Inc., a Florida corporation subject to the reporting requirements of the Securities Exchange Act of 1934 and with shares of its Common Stock, $0.0001 par value, ("Common Stock") quoted on The OTC Markets Group, Inc. QB Venture Market ("OTCQB"), ("CCI") and the person or entity identified in Exhibit One hereto ("Other Signatory" or "OS"). OS and CCI may also be refe1Ted to individually as a "party" and collectively as the "parties".

Background

A.                   CCI is a "fallen angel" public shell company, being a former public operating company that no longer has revenue generating operations and with nominal assets consisting primarily of cash.

B.                   Since 2023, CCI has relied upon funding by its chief executive officer, a non-employee director and a third party to fund its essential working capital needs, but such funding will not be available in any significant amount after September 30, 2024, and CCI has no other source of funding all of its essential working capital needs. For purposes of this Agreement, "essential working capital needs" means corporate expenses that are necessary to: (1) maintain the quotation of the Common Stock on the OTCQB; (2) pay for accounting and legal professional services and filing fees required to meet legal compliance requirements of CCI under the Securities Exchange Act of 1934 ("1934 Act"), including annual audit work for Annual Report on Form 10-K, and accounting work for Quarterly Reports on Form 10-Q and other 1934 Act filings with the U.S. Securities and Exchange Commission ("SEC"); (3) expenses required to comply with State of Florida corporate compliance requirements; (4) maintenance of corporate directors' and officers' liability insurance; (5) pay federal, state and local taxes and make tax filings; and (6) other miscellaneous corporate expenses deemed by CCI senior management as necessary to maintain CCI's status as an active corporation in good standing under federal and state laws.

C.                  OS is willing to provide timely funding for the essential working capital needs of CCI under a promissory note shall be issued by CCI to OS concu1Tently with the signing of this Agreement, which promissory note is attached hereto as Attachment One ("Note"). The proceeds of the Note will pay for essential working capital needs that were due as of September 30, 2024.

D.                 Further, OS is willing under this Agreement to provide additional, future essential working capital for CCI as described in Attachment Two hereto (the "Commitment"), subject to the terms and conditions of this Agreement.

E.                   For purposes of this Agreement, "business day" means any day on which the banks in Baltimore County, Maryland are open for business on regular operating hours; "qualified person" means a natural person who meets the legal requirements for serving as a director of a Florida corporation, excluding persons who are deemed "bad actors" under Rule 506(d) of Regulation D under the Securities Act of 1933 ("1933 Act") or are barred by a court order or administrative order or applicable laws from serving as a director or officer of a public company; and "significant corporate transaction" means a merger, other business combination, asset sale, stock exchange, stock issuance, or similar transaction.

Intending to be legally bound, the parties agree:

1.  OS Actions. On the Effective Date or within two (2) business days thereafter, OS will do the following: (a) execute or cause OS' affiliate to execute the Note and fully fund the principal amount of the Note in good funds on deposit for CCI, which loan will be wired to CCI's designated corporate bank account in accordance with the terms of the Note; (b) provide CCI with a written nomination specifying two (2) qualified persons as OS' nominees to be appointed to and serve as directors on the CCI Board of Directors ("Nominees"), which Nominees will be appointed to fill vacancies on the CCI Board of Directors; (c) specify a qualified person as OS' nominee to serve as chief executive officer of CCI ("CEO Nominee"); (d) execute and tender this completed Agreement to CCI; (e) provide CCI with written certification of financial ability of payee under the Note to fund the Commitment, which written certification is attached hereto as Attachment Two ("Certification")); and (f) take all other actions and sign all additional agreements and instruments that are reasonably necessary to timely complete the actions set forth in Sections 1 (a), (b), (c), (d) and (e) above.

2.   CCI Actions. On the Effective Date or within two (2) business days thereafter, CCI will do or cause the occurrence of the following: (a) CCI Board of Directors will appoint the Nominees to serve as directors on the CCI Board of Directors, subject to each Nominee accepting the terms and conditions of service set forth in Exhibit Two hereto; (b) CCI Board of Directors will accept the resignation of the incumbent chief executive officer of CCI and appoint the CEO Nominee as the chief executive officer of CCI, subject to the CEO Nominee accepting the terms and conditions of service set f01th in Exhibit Two hereto; (c) two (2) incumbent directors of CCI will resign as directors of the CCI Board of Directors; (d) execute an advis01y agreement with Stewart Wallach whereby Mr. Wallach will provide corporate governance and business adviso1y services to the CCI Board of Directors and do so as requested for a set number of hours per month and without cash compensation; (e) execute and deliver a complete Agreement to OS; (f) CCI will sign the Note and tender it to OS; and (g) CCI will take all actions and sign all additional agreements and instruments that are reasonably necessary to timely consummate the actions in Sections 2(a), (b), (c), (d), (e) and (f) above. Appointment of each of the Nominees and the CEO Nominee are subject to acceptance of the appointment by CCI hereunder.

3.  Conditions Precedent. (a) The fulfillment of all obligations by CCI under Section 2 is a condition precedent to OS' obligations under Section 1 above, and the fulfillment of all obligations by OS under Section 1 above is a condition precedent to CCI's obligations under Section 2. Any breach of Section 1 above by CCI that is not promptly remedied in accordance with Section 5 will constitute a breach of the Note, causing the principal amount and accrued interest thereon under the Note to become immediately due and payable in full. Additionally, Stewart Wallach and Jeffrey Postal must sign an irrevocable proxy for voting their respective shares of Common Stock in favor of the Nominees' election to the CCI Board of Directors and tender the proxy to OS simultaneously with the submission of CCI's signed version of this Agreement (the "Proxy").

4. Confidentiality. (a) Definitions. The following terms are defined as follows: (i) "Disclosing Party" means the party who owns or controls "Protected Information" (as defined herein) disclosed or made available to the other party; (ii) "Non-public material information" means information that is not public and is information that a reasonable investor would consider important in making a decision to hold, sell or buy any securities of a company; (iii) "Recipient" means the party receiving Protected Information of the Disclosing Party (either directly from the Disclosing Party, or through an officer, director, shareholder, employee, agent, or attorney of the Disclosing Party, or from a third party); and (iv) "Protected Information" shall mean all confidential information and non-public material information, in whatever form or format, of a Disclosing Party and all information provided to Recipient by third parties that Disclosing Party is obligated to keep confidential. Without limiting the foregoing, Recipient agrees that any and all information to which Recipient has access concerning non-public material information of or about the Disclosing Party is Protected Information, whether in verbal form, machine-readable form, written or other tangible form, and whether designated or marked as confidential or not so designated or marked. Protected Information also includes trade secrets (as defined under applicable state laws) of the Disclosing Party.

(b)      Excluded Information. Notwithstanding Section 4(a) above, Protected Information excludes any information that is or becomes part of the public domain through no act or failure to act on the part of the Recipient or any person or entity acting under the direction or control of Recipient; or is required by court order, government agency order to be publicly disclosed; or any information that is required to be publicly disclosed in order to comply with applicable laws or regulations, including federal, state or foreign securities laws and regulations. OS agrees, understands and acknowledges that federal and state securities laws and regulations will require CCI and OS to make public disclosures of information that would otherwise be deemed Protected Information in filings with the SEC and that this Section 4 shall not be construed or enforced so as to bar or prevent such required public disclosures or to make such required public disclosures a breach of this Section 4.

(c)  Duration. From the Effective Date until one year after the expiration or termination of this Agreement, Recipient shall hold in confidence and protect all Protected Information of Disclosing Party. Recipient shall also take reasonable security precautions, and such other actions as may be reasonably necessary to ensure that there is no use or disclosure, intentional or inadve1tent, of Protected Information in violation of this Agreement. OS agrees, acknowledges and understands that trading in CCI securities based on non-public material information violates federal and state laws and regulations and is prohibited.

(d)       Return of Protected Information. At the request of Disclosing Party at any time, and in any event, upon expiration or termination of this Agreement, Recipient shall immediately return to Disclosing Party all Protected Information in whatever form, including tapes, notebooks, drawings, digital files or other media containing Protected Information, and all copies thereof, then in Recipient's possession or under Recipient's control. Notwithstanding the foregoing, a Recipient shall be entitled to retain Protected Information that is reasonably necessary to permit the Recipient to comply with applicable laws or regulations, including documenting the basis for public disclosures by or about the Recipient in any filings with the SEC or any other governmental authority.

(e)   Public Disclosure - Form 8-K Filing. CCI and OS will fully, diligently cooperate in causing the filing of a Current Report on Form 8-K and amendments thereto with the SEC by CCI ("8-K."), which 8-K and amendments thereto will report the actions taken this Agreement, the Note and the Proxy as well as have a complete copy of this Agreement, Note and Proxy as exhibits thereto. As the company responsible for filing the 8-K and its amendments, CCI retains all rights and authority as to the contents, exhibits and filing of the 8-K and its amendments as well as being responsible for the contents and exhibits of the 8-K and its amendments, and the costs of filing the 8-K and amendments with the SEC. Required disclosures in the 8-K and amendments shall not be governed by this Section 4.

5.  Standalone Agreement/Instrument and Transactions. This Agreement and the Note are standalone agreements, instruments and transactions. Neither patty is obligated under this Agreement or the Note to pursue, negotiate, enter into an agreement or commitment, or consummate any other transaction or agreement for, any significant corporate transaction or action and no agreement or commitment exists as of the Effective Date. No agreement for a significant corporate transaction exists between the parties.

6.  No Employment Agreement. Neither this Agreement nor any provisions herein are an employment or engagement agreement for any Nominee or CEO Nominee. Any employment or engagement agreement between CCI and any Nominee or CEO Nominee will be a separate agreement.

7. Term; Termination. (a) Term. The term of this Agreement shall commence on the Effective Date and expire at 11 :59 p.m., local Miami, Florida time, on September 30, 2025 ("expiration date"), unless terminated sooner in accordance with Section 7(b) below.

(b) Termination. A patty may terminate this Agreement upon ten (10) days' prior written notice to the other patty upon occurrence of any of the following events: (i) a patty breaches any material provision of this Agreement and fails to remedy that breach within ten (10) days after receipt of a written demand from the non-breaching patty, which written demand shall describe the breach of this Agreement; (ii) a party's board of directors or similar governing body approves a plan of complete dissolution under the laws of that party's domicile state or files for protection from creditors under any federal or state bankruptcy laws; (iii) a party's charter is revoked by its domicile state and not timely reinstated; (iv) a party is convicted of violating a federal or state felony law and there is no available right of appeal of that conviction; or (v) a party ceases conducting operations for ninety (90) consecutive days.

8.	Representations and Warranties.

(a)	CCI. CCI hereby represents and warrants to OS that:

(i)	CCI is duly incorporated, validly existing and in good standing under the laws of the State of Florida;

(ii)  this Agreement has been duly authorized, executed and delivered by CCI and CCI has the legal authority to enter into and perform this Agreement; and

(iii)	As of August 13, 2024, CCI had 48,826,864 shares of Common Stock issued and outstanding and CCI has not authorized or caused to be issued any additional shares of CCI Common Stock since August 13, 2024.

(b)    OS. OS hereby represents and warrants to CCI that: (i) if an entity, then OS is duly incorporated, organized, validly existing and in good standing under the laws of its domicile state or jurisdiction; and

(ii) this Agreement has been duly authorized, executed and delivered by OS and OS has the legal authority to enter into and perform this Agreement; and (iii) OS understands that CCI files public business and financial disclosures under the 1934 Act with the SEC and OS has had a reasonable opportunity to review those public disclosures prior to signing this Agreement and the Note, which public disclosures can be accessed by OS at www.sec.gov.

(c)    Each party has relied solely upon the representations expressly contained in this Agreement and its own investigation of the other party in deciding to enter into this Agreement and the Note.

9. Indemnification. Each party ("Indemnitor") shall indemnify, defend and hold harmless to the fullest extent permitted under applicable laws and the Indemnitor's charter, bylaw or similar organization documents in effect as of the date of this Agreement the other party and its respective officers, directors, employees, managers, members and agents (individually, an "Indemnitee" and collectively the "Indemnitees") against any costs or expenses (including reasonable attorneys' fees), judgments, settlements, fines, losses, claims, damages or liabilities (collectively, "Losses") incurred in connection with any legal proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pe1taining to or based upon a breach of this Agreement or the Note by the Indemnitor, which indemnification excludes Losses which are caused in whole or in part by the bad faith misconduct, gross negligence or violation of laws or regulations by an Indemnitee. Indemnification under this Section 9 shall survive the termination or expiration of this Agreement by one (1) year.

10.  Successors. This Agreement shall be binding upon and inure to the benefit of each patty and its successors and permitted assigns.

11. Assignment. Neither this Agreement, nor any right, obligation or interest hereunder, may be assigned by a party without the prior written consent of the other party.

12. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any continuing or subsequent breach of the same provision or of any other provision of this Agreement. It is also understood and agreed that no failure or delay by a patty in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

13.  Counterparts. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts (including by facsimile, PDF or electronic mail transmission), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (a) an original manual signature; (b) a faxed, scanned, or photocopied manual signature, or (c) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, "Signature Law"), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

14. Governing Law; Litigation. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of choice or conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court for the Southern District of Florida, Ft. Lauderdale division, or the state courts for Broward County, Florida. The parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any objection or defense based on lack of jurisdiction or of venue based upon forum non conveniens. Each party knowingly, voluntarily waives trial by jury. A party who prevails in any legal proceeding shall be entitled to recover its reasonable attorney's fees and costs incurred in connection with or related to a breach of this Agreement by the other party. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any related document or agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner pe1mitted by law.

15. Expenses. All costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of, or any claim, dispute or litigation pe1taining to, this Agreement, shall be paid by the patty incurring such expenses, except as provided in Section 14 above.

16. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties and their affiliates relating to the subject matter hereof and thereof and supersedes all prior agreements, representations, warranties and understandings, written or oral, with respect thereto, excluding the Mutual Non-Disclosure Agreement, dated 8 October 2024 or thereabouts, between CCI and an affiliate of OS. Neither this Agreement, nor any term hereof, may be changed, waived, discharged or te1minated except by an instrument in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. Exhibit One hereto, Exhibit Two hereto, Attachment One hereto and Attachment Two hereto are incorporated herein by reference as if set forth verbatim herein.

17. Severability. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each item and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Remedies. Injunctive Relief; Cumulative Remedies. Each party acknowledges and agrees that the covenants and obligations of the other party under this Agreement relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of the party and that a breach of any of the terms of such covenants and obligations will cause the party irreparable injury for which adequate remedies at law are not available. Each party agrees that the other party shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction restraining the party from any breach of this Agreement. A party’s rights and remedies under this Section 17 are cumulative and are in addition to any other rights and remedies the party may have at law or in equity.

19.  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Construction. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against either party by reason of the extent to which either party or its legal counsel participated in the drafting of this Agreement.

21. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by a national overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Capstone Companies, Inc.

144-10 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441

Telephone: (703) 216-8606

Email: jeff@jeffguzy.com

OS: As set forth in Exhibit One hereto.

IN WITNESS WHEREOF, the patties have duly executed and delivered this Agreement as of the

Effective Date.

CAPSTONE COMPANIES, INC., a Florida corporation

By: /s/Stewart Wallach

Stewart Wallach, Chief Executive Officer

Coppermine Ventures, LLC, a Maryland limited liability company

By: /s/Alexander Jacobs

Alexander Jacobs, Managing Member/Manager

Exhibit One: Coppermine Ventures, LLC information

Name (print): Coppermine Ventures, LLC, a Maryland limited liability company, located at 13100 Beaver Dam Rd., Hunt Valley, Maryland 21030;

Exhibit Two: Terms of Service

  For COVE Nominees serving as directors of CCI Board of Directors, the terms of service as a director are:

(1)	Standards of conduct are governed by the CCI By-laws and published codes and policies; any agreement between the director and CCI; and the requirements of applicable federal and state laws and regulations and applicable public policy; and
(2)	Compensation. Until CCI has sufficient cash flow from operations or sufficient cash reserves not needed to pay working capital needs that are essential to sustaining CCI business operations, accounting functions and systems, and compliance with corporate obligations under federal, state and local laws and regulations, each COVE Nominee as a CCI director will not receive cash compensation. Any future cash compensation, if any, will be determined by the CCI Board of Director’s Compensation Committee and subject to a written agreement signed by CCI and the director. Director may participate in any stock option, stock grants and other incentive compensation plan for CCI directors and officers that the director is an eligible participant, and any incentive compensation issued under any such incentive compensation plan will constitute compensation to the director for services as a director. CCI will reimburse any business expenses incurred by the director as a sole result of services as a director of CCI, provided, that all such business expenses must be eligible for reimbursement under CCI’s then current business expense policy (as developed by the CCI Board of Directors).

  For COVE CEO Nominee serving as chief executive officer of CCI, the terms of service are:

(1)	Standards of Conduct shall be determined by applicable federal and state laws and regulations; any written agreement between the person and CCI; CCI published policies and codes; and directives and resolutions of the CCI Board of Directors; and
(2)	Compensation: Until CCI has sufficient cash flow from operations or sufficient cash reserves not needed to pay working capital needs that are essential to sustaining CCI business operations, accounting functions and systems, and compliance with corporate obligations under federal, state and local laws and regulations, the COVE CEO Nominee as CCI directors will not receive cash compensation. Any future cash compensation, if any, will be determined by the CCI Board of Director’s Compensation Committee and subject to a written agreement signed by CCI and the COVE CEO Nominee as a CCI officer. COVE CEO Nominee as a CCI officer may participate in any stock option, stock grants and other incentive compensation plan for CCI officers that COVE CEO Nominee as an CCI officer is an eligible participant, and any incentive compensation issued under any such incentive compensation plan will constitute compensation to the COVE CEO Nominee as CCI officer for services as CCI chief executive officer. CCI will reimburse any business expenses incurred by the COVE CEO Nominee as a CCI officer as a sole result of services as a chief executive officer and president of CCI, provided, that all such business expenses must be eligible for reimbursement under CCI’s then current business expense policy (as developed by the CCI Board of Directors).

ATTACHMENT ONE: PROMISSORY NOTE

Signed and dated Promissory Note is appended hereto.

ATTACHMENT TWO: CERTIFICATION/COMMITMENT

Coppermine Ventures, LLC, a Maryland limited liability company, (“COVE”) agrees and covenants to timely pay or fund the following working capital expenditures of Capstone Companies, Inc., a Florida corporation and public company, (“CCI”) for the period from the Effective Date to and through March 31, 2025, and to do so when each such working capital expenditure becomes due and payable by CCI in the specified period or date. COVE agrees, understands and acknowledges that the payment or funding of these working capital expenses by COVE is a material inducement for CCI to enter into the Management Transition Agreement between CCI and COVE to which this Attachment Two is appended (“Agreement”) and any breach of this Certification is a material breach of the Agreement between CCI and COVE. Terms used in this Certification shall have the meaning set forth in the Agreement if not defined in this Attachment Two.

Capstone Companies Inc.
Projected Future Expenses through March 31, 2025

	Due 9-30-2024	Due 10-1-2024 to 12-31-2024	Due 1-01-2025 to 3-31-2025	TOTAL
Public Company Compliance/Regulatory Expenses	$43,140	$21,700	$66,700	$131,540
Accounting/Legal	$34,934	$20,300	$50,800	$106,034
Insurance Expenses	$17,286	$17,286	$17,286	$51,858
Consulting and Compliance Expenses	$11,182	$7,284	$7,284	$25,750
Software/Operating Expenses	$19,372	-	-	$19,372
Total Projected Operating Costs	$125,914	$66,570	$142,070	$344,554

Does not include any costs for private company two-year audits and related audit preparation & bookkeeping, etc., estimated at approximately $30,000 - $40,000. The above are estimated expenses based on certain assumptions.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Certification as of the Effective Date of the Agreement.

CAPSTONE COMPANIES, INC., A FLORIDA CORPORATION

By: /s/Stewart Wallach

Stewart Wallach, Chief Executive Officer

COPPERMINE VENTURES, LLC, A MARYLAND LIMITED LIABILITY COMPANY

By: /s/Alexander Jacobs

Alexander Jacobs, Managing Member/Manager